Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

THE CERTIFICATE OF INCORPORATION

OF

FORTUNE BRANDS HOME & SECURITY, INC.

Fortune Brands Home & Security, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: That at a meeting of the Board of Directors, resolutions were duly adopted approving a proposed amendment (the “Amendment”) to the Certificate of Incorporation of the Corporation and directing that the Amendment be submitted to the sole stockholder of the Corporation for consideration thereof. The resolution set forth the Amendment as follows:

RESOLVED, that pursuant to a Certificate of Amendment in the form approved by an officer of the Company, as evidenced by such officer’s signature thereon, Article FOURTH of the Company’s certificate of incorporation is hereby amended and restated to read in its entirety as follows:

“FOURTH: The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 850,000 shares, consisting of 100,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 750,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). The Board of Directors is expressly authorized to issue from time to time the Preferred Stock in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors. The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certification of designation filed pursuant to the DGCL the powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including, without limitation, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including, without limitation, sinking fund provisions), redemption price or prices and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series of Preferred Stock, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, stated in this Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series of Preferred Stock is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

SECOND: That thereafter, acting by written consent pursuant to Section 228 of the DGCL, the sole stockholder of the Corporation adopted the Amendment.

THIRD: The Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

* * * * * * *

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 6th day of September, 2011.

FORTUNE BRANDS HOME & SECURITY, INC.

By:	/s/ Christopher J. Klein
Christopher J. Klein
Chief Executive Officer